Exhibit (h)(3)

FORM OF AGREEMENT ON

INDEX CALCULATION

(the “Agreement”)

dated 30 September 2020

by and between

Solactive AG

Platz der Einheit 1

60327 Frankfurt am Main

Germany

- hereinafter referred to as "Solactive" -

and

Emles Trust

5323 Anita Street

Dallas, Texas 75206

- hereinafter referred to as "Partner" -

jointly referred to hereinafter as "Parties" -

Content

Preamble	3
§ 1 Index Calculation	3
§2 Dissemination of Indices	4
§ 3 Rights in Indices and Index Prices	4
§ 4 Utilisation Right	4
§ 5 Obligations of Parties regarding calculated Indices	5
§ 6 Issuer's Statement	6
§ 7 Trade Mark Rights	6
§ 8 Liability of the Parties	7
§ 9 Limitation of Liability	7
§ 10 Remuneration	8
§ 11 Taxes	9
§ 12 Term of Agreement	10
§ 13 Termination of Agreement	10
§ 14 Transfer of Solactive’s Rights and Obligations to a Third Party	11
§ 15 Transfer of Duties to Third Parties	11
§ 16 Confidentiality	11
§ 17 Contact	12
§ 18 Final Provisions	12
Addendum 1 Order Schedule	14
Addendum 2 CUSIP	15
Addendum 3 SEDOL	16
Addendum 4 BM&FBOVESPA	17
Addendum 5 Borsa Istanbul	18
Addendum 6 WM Rates	19

Preamble

Solactive shall calculate, maintain and disseminate various indices (hereinafter each an "Index" and together, the "Indices") from time to time during the term of this Agreement and as agreed between the Parties by the execution of an Order Schedule in respect of such Index or Indices in substantially the form set out in Addendum 1. In so doing Solactive may be supported by third parties. The Indices shall consist in particular of the index levels and the calculation parameters (like weightings, capping factors and other similar data) of the Indices (hereinafter the "Index Data") and the respective method of compilation and calculation (the "Index Methodology"). The Parties agree that Solactive shall calculate, maintain and disseminate the Indices; however, any special rights (including but not limited to intellectual property rights and the Index Methodology) in the Indices shall remain with the Partner. Should this Agreement be terminated at any time after the date of this Agreement, the Partner shall continue to be entitled to use the Index Data after the termination of this Agreement.

Therefore, the Parties enter into the following Agreement:

§ 1 Index Calculation

1.	Subject to the provisions of this Agreement, Solactive will continually calculate the Indices set out in the relevant Order Schedule and will continually maintain and disseminate them from (and including), in each case, the relevant Index Calculation Start Date (as set out in the applicable Order Schedule).

2.	Solactive shall use its best endeavors to ensure that the Indices are calculated and maintained correctly.

3.	Details including but not limited to calculation and maintenance of the Indices shall be stipulated in the respective Index Methodology agreed upon between the Parties. For this purpose the Partner shall provide the necessary Index specification pursuant to the relevant Order Schedule.

4.	The scope of the services provided by Solactive includes setting up the Indices and continuous calculation and maintenance of the Indices in accordance with the Index Methodology. Setting up the Indices includes establishing the name, parameters, exchange rates, calculation days, calculation term, etc., in connection with the Indices. Maintaining the Indices includes but is not limited to necessary adjustment of the Indices according to capital measures, such as split of shares or capital increase, or after dividend payments related to shares, which are elements of the Indices, and adjustments to the Indices in the framework of extraordinary or ordinary adjustments. For adjustments to the Indices in the framework of maintenance, if agreed to by both Parties, Solactive shall provide one indication (if feasible in the time available) and one final adjustment. The indication consists of a hypothetical calculation of the composition of the Index taking account of the proposed adjustment which will only be made upon written approval by the Partner or as agreed between the Parties; the final adjustment involves converting the Index calculation taking account of the adjustment to be made.

5.	If agreed to by the Partner, Solactive shall post the current Index composition (Index name, elements and weighting) on its website.

6.	Solactive shall use the criteria for compiling and calculating the Indices, and the weighting and the calculation formula set out in the respective Index Methodology on behalf of the Partner.

7.	If there should be unforeseeable circumstances which necessitate an extraordinary or ordinary adjustment to an Index, Solactive shall prepare the adjustment taking account the stipulations of the Index Methodology, notify the Partner of such circumstances as soon as it becomes aware of them and coordinate further procedures with the Partner. If it is not possible to contact the Partner and such circumstance requires an immediate extraordinary adjustment, Solactive may make the extraordinary adjustment (in accordance with the Index Methodology), in the interest of the Partner.

§2 Dissemination of Indices

1.	Solactive is entitled to include and distribute the Indices in a market data dissemination. Dissemination of the Indices comprises the prices of the Indices (hereinafter the "Index Prices") and an ISIN code. Solactive shall stipulate the technical format of the dissemination and may modify this as required at its own discretion without prior coordination with the Partner.

2.	To the extent that Indices and the Index Prices of the Partner which have been disseminated via a market data dissemination are used by any vendor, re-vendor or third party in breach of the provisions of the market data usage agreements, this shall not give rise to any claims of the Partner against Solactive. If Solactive becomes aware of any abuse, however, it will use its best endeavors to prohibit and terminate or procure to terminate this abuse as soon as possible.

3.	Any revenue obtained from the market data dissemination of the Indices and the Index Prices shall inure solely to Solactive.

4.	Solactive is not obliged to ensure that any vendor or re-vendor will display the Index Prices of the Partner. Any additional fee (the “Vendor Fee”) payable to any vendor or re-vendor for displaying the Index Data will be paid by the Partner. The Vendor Fee will only be payable after the prior written consent of the Partner. If Partner does not agree to pay the Vendor Fee, Partner acknowledges that the Index Data might not be displayed by a vendor or re-vendor.

5.	Solactive is not required to oblige vendors and re-vendors to indicate the Partner as a source when it presents the Partner's Index Prices. Instead Solactive may require vendors and re-vendors to display "Source: Solactive AG" as the general source.

§ 3 Rights in Indices and Index Prices

1.	Solactive hereby exclusively transfers to the Partner any special rights in the Indices and the Index Prices – in as far as such rights do not belong to third parties, the Partner or affiliates of the Partner. However, Solactive may use the Indices and the Index Prices free of charge to the extent necessary to fulfil its obligations and exercise its rights under this Agreement only.

2.	The Partner may disseminate Indices and Index Prices itself or disseminate public information provided to it by Solactive internally or externally or grant third parties access to such information. The Partner is entitled to name the Indices and present Index Prices in marketing materials and on its own website. The Partner shall not disseminate the information referred to in this subparagraph to any third party, in case the Partner is aware of any such third party being a vendor or re-vendor at the time of dissemination.

3.	At the request of Solactive, the Partner shall provide evidence that the afore-mentioned obligations have been fulfilled. However, Partner shall not be subject to any such request or audit more than once in a 12-month period without evidence of noncompliance with § 3(2).

4.	Solactive shall not license any of the Indices to any other party, without prior written consent of the Partner.

§ 4 Utilization Right

1.	The Partner hereby grants Solactive for the term of this Agreement the non-exclusive and non-transferable right, unrestricted in content, to publish the Indices calculated by it and listed in the relevant Order Schedule, and use them for its own advertising purposes.

2.	Solactive is entitled to commercially use the Index Data for dissemination and publication to third parties that are active in the analysis of ETFs and the respective underlying indices.

3.	Solactive shall maintain the Indices in accordance with the Index Methodology.

§ 5 Obligations of Parties regarding calculated Indices

1.	As far as is possible and can reasonably be expected each Party shall provide the other on request with all information available to it on the Indices. This obligation to provide information is limited to information and Index Data which are publicly available. In particular it does not include information and data which are classified as operating or business secrets of the Parties or for which one Party is obliged to observe confidentiality for other reasons.

2.	The calculations of the Indices are generated automatically and only monitored by an employee of Solactive during the trading hours of the Stuttgart Stock Exchange (Baden-Württembergische Wertpapierbörse), however at most between 09:00 a.m. to 8:00 p.m. CET. At all other times the calculations are generated automatically without being monitored by a Solactive employee.

3.	If Solactive notices that it has made an error in calculating the Index it shall notify the Partner without undue delay, but not later than 24 hours after discovering the error, through the usual information channels and, as far as necessary, shall notify the Partner as soon as reasonably practicable of any necessary corrections.

4.	If agreed by the Parties, the Partner shall provide the criteria and data (the "Data") reasonably required by Solactive for compiling and calculating the Indices pursuant to the relevant Order Schedule on an ongoing basis. In relation to the Data, the Partner shall be responsible for the completeness, correctness and sufficiency of the Data to effectively allow Solactive to perform the obligations created under this Agreement.

5.	Solactive, in fulfilling its obligations under this Agreement, may, from time to time, rely on certain non-personal data from third parties and in some cases, provide such data to Partner (the "Third Party Data").

6.	The use of Third Party Data by Partner may, in some cases: (a) be subject to the prior consent of a third party data provider (each a "Third Party Data Provider"); (b) require Solactive to disclose the identity of Partner to a Third Party Data Provider; (c) require Partner to obtain a separate license with a Third Party Data Provider; and/or (d) any other action as may be required by a Third Party Data Provider ((a), (b), (c) and (d) collectively, the "Third Party Data Requirements"). In each case, Solactive shall inform Partner of the Third Party Data Requirements (the "Third Party Data Communication"). In the event Partner does not wish to comply and/or declares its unwillingness to comply with such Third Party Data Requirements, Solactive shall not be obligated to fulfil its obligations under this Agreement and may terminate the relevant service granted under this Agreement as well as the entire Agreement by providing Partner thirty (30) calendar days written notice from the date of Solactive's Third Party Data Communication.

7.	Where a Third Party Data Provider requires Partner to enter into an agreement directly with the Third Party Data Provider in respect of the Third Party Data, Partner shall, upon request of Solactive, supply a copy of such agreement to Solactive (the "Third Party Data Agreement Request"). If Partner fails to provide the applicable agreement or confirmation by the date specified in the Third Party Data Agreement Request, Solactive shall not be obligated to fulfil its obligations under this Agreement.

8.	During the term of the Agreement, the Partner may make suggestions for changing the criteria for compiling and calculating the Indices or including additional index specifications. Solactive shall examine the feasibility of the proposals and take a decision on an implementation. In case of the implementation, § 2 of the Order Schedule of the Index concerned will be updated. If the changes have an effect on the calculation, maintenance or dissemination of the Indices, and if this increases Solactive’s work, Solactive may increase the remuneration, upon Solactive providing written and convincing evidence of such increased work to the Partner. If Solactive proposes to increase the remuneration it shall notify the Partner in writing with 30 calendar days' prior notice. The remuneration shall not be increased without the prior written consent of the Partner.

§ 6 Issuer's Statement

The Partner shall indicate clearly that the financial instruments issued by the Partner are not issued by Solactive. It shall therefore include the following text or substantially equivalent text in any securities prospectus, including new editions or updates thereof, or contract, including updates, vis-à-vis third parties regarding financial instruments:

"The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument".

§ 7 Trade Mark Rights

1.	The Partner warrants that it is the owner of the trade marks specified in the relevant Order Schedule or that is granted sufficient rights of use in the trade marks to implement this Agreement including the right to grant rights to Solactive as provided for in this Agreement.

2.	The Partner hereby grants Solactive for the term of the Agreement the non-exclusive and non-transferable right, unrestricted in content, to use the trade marks listed in the relevant Order Schedule subject to the provisions of this Agreement and to the extent necessary to fulfil its obligations under this Agreement.

3.	Solactive agrees only to use the trade marks listed in the relevant Order Schedule in their registered form.

4.	As far as technically possible, Solactive shall post a license statement of the trade marks listed in the relevant Order Schedule at the beginning of any written or electronic use. Unless specific circumstances make a different procedure more appropriate the license statement shall take the form of the ® symbol and a footnote explaining that the trade mark is a registered trade mark of the Partner or a third party. If a particular Index consists of trademarks which have different owners, it is sufficient for the "®" symbol to be used once only at the end of the full name provided that the footnote makes it clear that there is more than one trade mark owner.

5.	The Partner shall indemnify Solactive for any claims which may be filed against Solactive by third parties with regard to use of the trade marks listed in the relevant Order Schedule in as far as these are used by Solactive in accordance with the provisions of this Agreement and to the extent necessary to fulfil its obligations under this Agreement.

6.	Where the Partner does not include any trade mark or deviating trade marks in relation to the index name in the relevant Order Schedule, Partner hereby warrants by means of an independent guarantee that the Index name and its use by Solactive does and will not infringe or otherwise breach any third party trademarks or other third party rights of any kind. The Partner shall indemnify Solactive from any direct or indirect claims potentially raised against Solactive in that context.

§ 8 Liability of the Parties

1.	Solactive shall be obliged to fulfil its contractual obligations assumed hereunder, in particular the calculation of the Indices, with the care of a prudent businessman. Solactive shall be liable for direct losses particularly those arising from incorrect calculation of the Indices as provided for under § 9.

2.	The Partner shall be obliged to ensure and hereby warrants by means of an independent guarantee that (i) the acceptance, use and processing of the Data (as defined in § 5(4) herein) provided by the Partner to Solactive in accordance with this Agreement and that (ii) the publication of the processed Data and Indices based on the processed Data does and will not infringe or otherwise breach third party rights of any kind. The Partner shall indemnify Solactive from any direct or indirect claims potentially raised against Solactive in that context.

§ 9 Limitation of Liability

1.	Solactive has unlimited liability for injury to life, body or health; and losses incurred by the Licensee caused by intent. Solactive’s liability for losses of the Partner caused by gross negligence shall be limited to 100% of the remuneration already paid over the previous 12 months for the Index which has given rise to the respective loss for each loss occurrence and to 100% of the remuneration already paid over the previous 12 months for the Index which has given rise to the respective loss for all loss occurrences on aggregate per calendar year. Solactive’s liability for losses of the Partner caused by negligence or simple negligence shall be limited to 25% of the remuneration already paid over the previous six months for the Index which has given rise to the respective loss for each loss occurrence and to 25% of the remuneration already paid over the previous 12 months for the Index which has given rise to the respective loss for all loss occurrences on aggregate per calendar year. The Parties agree that incorrect calculation by Solactive of the Index as a result of negligence shall merely constitute simple negligence as opposed to gross negligence unless in an individual case the Partner proves that the incorrect calculation was the result of gross negligence.

2.	Nothing in this Agreement excludes or limits Solactive’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability. Solactive shall not be liable to Partner for any indirect or consequential damages, including, but not limited to, lost time, lost money, lost profits or good-will, whether in contract, tort, strict liability or otherwise, and whether or not such damages are foreseen or unforeseen.

3.	The Partner's claims for compensation shall be subject to a statute of limitations of two years except in the case of liability owing to intent or gross negligence. The limitation period shall begin at the end of the year in which the claim arose and the Partner gains knowledge of the circumstances giving rise to the claim and the identity of the debtor or would have gained knowledge thereof had it not been committing gross negligence.

4.	Solactive shall not be liable for losses incurred owing to force majeure, unrest, war and natural occurrences or other events for which it is not responsible (e.g. strikes, lock-outs, disruption to transport, orders issued by domestic and foreign authorities not caused by culpable conduct) or disruptions to technical installations such as the IT system which have not been caused by culpable conduct. Force majeure shall also include computer viruses or attacks on IT systems by hackers provided that suitable precautionary measures have been taken and Solactive did not act in a culpable manner in making the virus or hacker attack possible.

5.	Partner shall take all reasonable steps to mitigate the losses and damages it incurs in relation to any claim or action which it brings against Solactive. A breach of this duty may lead to a reduction of the claim for damages of Partner against Solactive.

6.	Solactive does not accept liability for losses of any type whatsoever caused to the Partner or third parties in connection with the issue, marketing, quoting, trade or advertising of the financial instruments issued by the Partner. The Partner indemnifies Solactive in this respect for any third party claims provided that Solactive did not cause these intentionally or by way of gross negligence.

§ 10 Remuneration

1.	The Partner shall pay remuneration in return for calculation, maintenance and dissemination of the Indices from (and including) the Index Calculation Start Date in accordance with the remuneration schedule set out in § 10 in conjunction with the applicable Order Schedule plus value added tax at the applicable statutory rate as provided for in § 11 below.

2.	In case of inflation in Europe, the fixed remuneration will be adjusted annually depending on the 12 months average performance of the Harmonized Index of Consumer Prices (HICP) – All items of the Euro area, published by Eurostat on a monthly basis on their website:

http://epp.eurostat.ec.europa.eu/portal/page/portal/hicp/data/main_tables.

The relevant month will be November which is published by Eurostat in December of each year.

3.	If agreed between the Parties, regular reporting to Solactive on the financial instruments issued will be necessary so that the remuneration can be calculated and billed.

The issues shall be reported quarterly by the seventh trading day (according to the trading calendar of the Stuttgart Stock Exchange) of the month following a quarter’s end (“Reporting Deadline”).

If the remuneration for an index is calculated on the basis of the average assets under management, the average assets under management must be reported as well as the frame data of the financial instruments which refer to the corresponding Index.

4.	The agreed fixed remuneration will be charged annually in advance. In the case a security has not been outstanding over an entire month, the remuneration is reduced respectively.

5.	The agreed variable remuneration will be charged per calendar quarter. Remuneration will be due for each calendar month for each Index. This remuneration shall be the product of

a)	the average assets under management of a financial instrument issued on the basis of the respective Index during the month and
b)	the remuneration per annum shown in the applicable Order Schedule in basis points divided by 12.

In the case a security has not been outstanding over an entire month, the remuneration is reduced respectively.

Variable remuneration will be charged to the Partner as soon as the data has been reported and evaluated.

If the regular Reporting Deadline has expired and the Partner has not submitted the outstanding report to Solactive by the end of the next reporting deadline following the expired reporting deadline despite having been sent a reminder, Solactive may make a provisional estimate of the remuneration due at its due discretion using suitable criteria (such as data reported for the previous months) and charge this to the Partner as an advance on the actual amount due. This shall have no effect on the right to terminate without notice.

6.	Solactive shall issue an invoice annually in advance for fixed remunerations due and quarterly in retrospect for variable remunerations due. All invoices shall be due within 30 calendar days of receiving the invoice, at which time Partner will be subject to a default interest of nine percentage points per annum above the respective base interest rate as announced by the Deutsche Bundesbank in the Federal Gazette shall be due calculated as of delivery of the invoice, and Solactive is entitled to claim a lump sum amounting to 40 Euro. This shall have no effect on Solactive’s right to reimbursement of any default loss over and above this.

7.	The Parties agree that there shall be no entitlement to remuneration over and above that set out in the applicable Order Schedule or to reimbursement of expenses or costs.

§ 11 Taxes

1.	The Partner shall pay any applicable value-added, sales, goods and services or similar taxes that Solactive might be required to charge and remit. The Partner shall not be responsible for taxes payable by Solactive, if and to the extent that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Solactive.

2.	The Partner shall make all payments to be made by it without deduction of any taxes, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Partner, the amount of the payment due from the Partner shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

3.	The Parties will reasonably cooperate with each other to determine and minimize their respective tax liabilities. Solactive will cooperate with the Partner’s reasonable requests for tax-related information and documents.

§ 12 Term of Agreement

1.	This Agreement takes effect when it has been signed by both Parties.

2.	This Agreement is effective for an indefinite term.

§ 13 Termination of Agreement

1.	Except as otherwise expressly provided in any applicable Order Schedule, each service shall be effective on and from the index calculation start date set forth in the applicable Order Schedule and shall continue for an initial period of two (2) years (the “Service Initial Term”) and thereafter shall automatically renew for successive periods of one (1) year (each a “Service Renewal Term” and together with the Service Initial Term, the “Service Term”).

2.	A service may be terminated by either Party by providing written notice to the other Party at least one hundred and twenty (120) calendar days prior to the earlier of the end of: (a) the Service Initial Term; or (b) a Service Renewal Term.

3.	Each party may also terminate this Agreement without notice for good cause. Good cause shall be deemed present, in particular, if the other party to the Agreement is in breach of material contractual obligations and if such party does not put an end to the breach within a reasonable deadline set in writing despite a formal warning. Inter alia there is a breach of material contractual obligations if a third party asserts a right with regard to a trade mark which falls under the subject of the Agreement. The Partner shall report this to Solactive unrequested.

4.	Instead of terminating the entire Agreement for good cause the Parties may also prohibit the calculation of individual Indices by way of termination in respect of one or more Indices only, allowing the rest of the Agreement to continue to apply.

5.	Solactive has a special termination right allowing it to terminate this Agreement in whole or in part with a notice period of 90 calendar days if the costs in one calendar quarter to Solactive for necessary use of the data of the stock exchanges in connection with calculation of an Index increase to such an extent that they exceed the remuneration received by Solactive pursuant to § 10 in the same period for this Index. Solactive shall only be entitled to termination of this Agreement in accordance with this subparagraph, in case Solactive has provided the Partner with sufficient proof of such increased costs and the Partner has been offered the option to increase the remuneration, taking into account such increased costs. Should the Partner offer to increase the remuneration in accordance with this subparagraph, Solactive shall not be entitled to use this special termination right.

6.	Any termination declarations associated with this Agreement shall be made in writing.

7.	Following any termination of this Agreement in accordance with this § 13, Solactive shall cease the calculation of the Indices and Index Prices and dissemination immediately. Upon request from the Partner, Solactive shall transfer all Index Data and the Index Methodology and all rights relating thereto to the Partner (whether such rights be intellectual property rights or otherwise).

§ 14 Transfer of Solactive’s Rights and Obligations to a Third Party

Solactive may request the Partner to consent to this Agreement being transferred to a third party, in which case such consent shall not unreasonably be withheld by the Partner. This shall not apply if there are cogent reasons associated with the identity of the third party which preclude such consent and if such reasons make it unreasonable to expect the Partner to consent to such third parties assuming this Agreement, even if the interests of Solactive are taken into account.

§ 15 Transfer of Duties to Third Parties

Solactive may use third parties as vicarious agents. This includes in particular companies which take decisions jointly with Solactive on the composition and amendments to the composition of the Indices.

§ 16 Confidentiality

1.	The Parties shall use all matters, facts and information concerning the Parties in connection with this Agreement (hereinafter "Confidential Information") solely for the purposes described in this Agreement and shall treat such Confidential Information confidentially unless they are required to disclose it by any applicable statute, law, regulation or written and legally enforceable policy or by legal process or an order or requirement of a court of competent jurisdiction or government department or agency. This applies in particular to the amount of remuneration due under this Agreement and to the content of this Agreement. The Parties shall impose this confidentiality obligation on any vicarious agents, members of corporate bodies, employees or advisers who are given access to the Confidential Information. In so doing, the Parties shall ensure, to the extent admissible under employment law, that the confidentiality obligation imposed on the employees shall continue to apply in the event that employees leave the services of a Party under obligation during the term of this confidentiality obligation. If Confidential Information is disclosed to third parties the other party shall be informed in writing without undue delay.

2.	These confidentiality obligations shall apply for the term of this Agreement and for a five-year period after it has ended or after complete fulfilment of Solactive’s obligations under this Agreement.

3.	This confidentiality obligation shall not apply to such information which can be proved to have been

a)	known to the recipient prior to communication,

b)	publicly known at the time of communication,

c)	publicly known after its communication without the recipient being responsible for this,

d)	made available to the recipient by a third party by lawful means after communication and without restriction with respect to confidentiality or use,

e)	developed by the recipient independently prior to communication.

§ 17 Contact

Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be addressed as follows:

Solactive:

Solactive AG

Platz der Einheit 1

60327 Frankfurt am Main

Germany

Attn.:	Legal Department
Telephone:	+49 69 719 160 393
Fax:	+49 69 719 160 25
E-Mail:	legal@solactive.com

Partner:

Emles Trust

5323 Anita Street

Dallas, Texas 75206

Attn.:	Alexa Bonaros
Telephone:	332-217-0122
E-Mail:	alexa.bonaros@emles.com

§ 18 Final Provisions

1.	The place of performance and fulfilment is the registered office of Solactive.

2.	This Agreement shall be subject to the laws of the Federal Republic of Germany. The sole place of jurisdiction shall be Frankfurt am Main.

3.	If Partner receives CUSIPs or CGS ISINs as part of this Agreement, Addendum 2 applies. These terms are mandated by CUSIP Global Services and may not be altered by Partner.

4.	If Partner receives SEDOL codes as part of this Agreement, Addendum 3 applies. These terms are mandated by London Stock Exchange and may not be altered by Partner.

5.	If the Indices are comprised of data owned by BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros ("BM&FBOVESPA"), Addendum 4 applies. These terms are mandated by BM&FBOVESPA and may not be altered by Partner.

6.	If the Indices are comprised of data owned by Borsa Istanbul, Addendum 5 applies. These terms are mandated by Borsa Istanbul and may not be altered by Partner.

7.	If the Indices are comprised of Rates provided by the World Markets Company PLC, Addendum 6 applies. These terms are mandated by the World Markets Company PLC and may not be altered by Partner.

8.	The terms set out in Addendum 2, Addendum 3, Addendum 4, Addendum 5 and Addendum 6 are collectively referred to as “Third-Party Passthrough Language”. Partner shall indemnify and hold harmless Solactive from and against any and all judgments, damages, expenses, settlements, liabilities, and other out-of-pocket costs (including reasonable attorneys' and experts' fees and disbursements) resulting from or arising out of a third-party claim resulting from or in connection with: (i) the Partner’s non-compliance with the Third-Party Passthrough Language; and/or (ii) consents and/or licenses set out in § 5(6) of this Agreement.

9.	Amendments to the Agreement and collateral agreements require the consent of both Parties and must be in writing to be valid. This also applies to any agreement waiving or restricting the written form requirement pursuant to sentence 1 of this § 18(9). No oral collateral agreements have been made.

10.	If an individual provision of this Agreement should be or become invalid this shall not affect the validity of the other provisions. The invalid provision shall be replaced by a valid provision which as far as possible shall reflect the economic intent of the invalid provision. The same shall apply if this Agreement contains a lacuna. This shall be remedied by a clause which reflects the original intention of the Parties or what they would have intended had they been aware of the lacuna.

11.	This Agreement shall be read and construed, in respect of each Index, in conjunction with the relevant Order Schedule. In the case of any discrepancy between an Order Schedule and this Agreement, the terms of the Order Schedule will prevail.

12.	The Addenda named in this Agreement constitute an integral part of it.

Addendum 1: Order Schedule

Addendum 2: CUSIP

Addendum 3: SEDOL

Addendum 4: BM&FBOVESPA

Addendum 5: Borsa Istanbul

Addendum 6: WM Rates

Sign for and on behalf of Solactive AG	Sign for and on behalf of Emles Trust

Frankfurt am Main,	Dallas,

Alexa Bonaros, VP

Addendum 1 Order Schedule

[TEMPLATE]

ORDER SCHEDULE

dated as of [●]

relating to the Agreement on Index Calculation dated as of [●]

entered into between Solactive AG and Emles Trust

(“Agreement on Index Calculation”)

The terms and conditions of the Agreement on Index Calculation are hereby incorporated herein by reference. Therefore, this Order Schedule shall be read and construed in accordance with, the Agreement on Index Calculation. Capitalized terms used but not otherwise defined in the present Order Schedule shall have the meanings ascribed to such terms in the Agreement on Index Calculation. In the event of a conflict between the terms and conditions set forth in the Agreement on Index Calculation and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.

1. List of Indices covered by this Order Schedule and the respective Index Calculation Start Date

No.:	Name of Index	Index Calculation Start Date

2. Index Specifications

As specified in the respective Index Methodology.

3. Trade Marks of Partner

No.:	Trade Marks	Trade Mark owner	Trade Mark registered in

4. Table of Remuneration

No.:	Name of Index	Fixed remuneration per annum	Variable remuneration per annum in basis points	Bloomberg Cost / Vendor Fee per annum

Sign for and on behalf of Solactive AG	Sign for and on behalf of

Frankfurt am Main,	Emles Trust
Dallas,

Tim Darcy, CCO

Addendum 2 CUSIP

If Partner receives CUSIPs or CGS ISINs as part of this Agreement, the following terms apply:

a)	Partner agrees and acknowledges that the CUSIP Database and the information contained therein is and shall remain valuable intellectual property owned by, or licensed to, CUSIP Global Services (“CGS”) and the American Bankers Association (“ABA”), and that no proprietary rights are being transferred to Partner in such materials or in any of the information contained therein. Any use by Partner outside of the clearing and settlement of transactions requires a license from CGS, along with an associated fee based on usage. Partner agrees that misappropriation or misuse of such materials will cause serious damage to CGS and ABA and that in such event money damages may not constitute sufficient compensation to CGS and ABA; consequently, Partner agrees that in the event of any misappropriation or misuse, CGS and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CGS and ABA may be entitled.

b)	Partner agrees that Partner shall not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. Partner further agrees that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers for itself or any third party recipient of such service and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, DB, INTERNET, ELECTRONIC, CD-ROM Services and/or any other future services developed by the CGS.

c)	NEITHER CGS, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED TO PARTNER ON AN “AS IS” BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS. NEITHER CGS, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CGS, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE EXCEED THE FEE PAID BY PARTNER FOR ACCESS TO SUCH MATERIALS IN THE MONTH IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CGS AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL.

Partner agrees that the foregoing terms and conditions shall survive any termination of its right of access to the materials identified above.

Partner acknowledges that the CUSIP Database is proprietary to CGS and the ABA (“CGS Data”) and Solactive has an obligation toward CGS to disclose to it the identities of its customers that receive CGS Data. As such, Partner authorizes Solactive to disclose to CGS the identity of Partner as a customer of Solactive that receives CGS Data. Once Solactive discloses the identity of Partner to CGS, CGS may require that Partner obtains an appropriate license directly with CGS in order to receive CGS Data via Solactive.

Addendum 3 SEDOL

Partner agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:

The services provided by Solactive under this Agreement contain SEDOL Masterfile® data sourced from the London Stock Exchange®. It is the obligation of Partner to ensure they have the appropriate license in place with the London Stock Exchange to receive this data. Solactive is required to provide Partner´s contact information to the London Stock Exchange to allow verification of the license status. Solactive is required to exclude SEDOL Masterfile® data from the services provided under this Agreement until such time as the London Stock Exchange confirms that permission has been granted to do so. The London Stock Exchange may require Solactive to cease the provision of the SEDOL Masterfile® data if requested to do so by the London Stock Exchange where Partner is in breach of its license with the London Stock Exchange.

SEDOL Masterfile® is a registered trademark of the London Stock Exchange plc.

Addendum 4 BM&FBOVESPA

Partner agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:

In order for Solactive to calculate Indices that will be commercially used outside the company organization of the Partner, Partner acknowledges that it must have signed a Usage Rights License Agreement with BM&FBOVESPA. Partner shall pay directly to BM&FBOVESPA the applicable fees.

Partner acknowledges that BM&FBOVESPA is the lawful owner and holder of all Intellectual Property Rights related to the Quotations, including the Quotations, that will be used to develop, compile, calculate, publish and/or exploit Indices.

Partner shall grant BM&FBOVESPA a right of first negotiation to license the use of Indices for the development of exchange-traded and exchange-listed futures and options that are based on, or seek to track or match the performance of such Index (“Exchange Products”).

The right of first negotiation shall only apply to Indices that are composed of greater than 50 percent (>50%) Quotations measured by weighting of the Quotations in the Indices (hereinafter an “Eligible Equity Index”). Eligible Equity Indices include all Equity Indices where Partner owns the index, the methodology, and all Intellectual Property Rights therein.

Partner shall notify BM&FBOVESPA of its intention to license an Eligible Equity Index. For a period of six (6) months from the date of notice from Partner, BM&FBOVESPA may exercise the right to license such Eligible Equity Index, during which period Partner shall not engage in negotiations with any other parties for the same purpose. BM&FBOVESPA may also notify Partner of its intention not to license such Eligible Equity Index during such six (6) month period. If BM&FBOVESPA does not enter into a license agreement with Partner during the term aforementioned, then Partner will be free to license the Eligible Equity Index to a third party.

In the event that BM&FBOVESPA enters into a license agreement with Partner to create and list Exchange Product(s) based upon Eligible Equity Index(es), such license will be exclusive and coterminous with this Agreement, provided, however, BM&FBOVESPA will have 6 (six) months from the date of such license agreement to list such Exchange Product(s). In the event that BM&FBOVESPA does not (i) list an Exchange Product based upon such Eligible Equity Index during such period or (ii) reach a minimum of average daily trading volume (ADTV) to be mutually agreed to by the parties on a case by case basis within a 5 (five) year period from the effective date of such license agreement, Partner will have the option to license the relevant Eligible Equity Indices to another Partner. All other terms and conditions of the license agreement between BM&FBOVESPA and Partner related to BM&FBOVESPA’s use of an Eligible Equity Index to create Exchange Products will be on terms and conditions to be negotiated between the Parties, including fees.

Addendum 5 Borsa Istanbul

Partner agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:

Borsa Istanbul does not sponsor, guarantee or bail the index or its use, nor does it guarantee the sequence, accuracy and/or integrity of the index or any data included therein, nor can it be held responsible for any loss or damage to Partner arising from any faults, failures, delays, omissions, inaccuracy in data transmission or stopping of data dissemination due to any reasons, for any errors, omissions, delays and/or negligence in the calculation and/or dissemination of the indices, or for the application of the indices on financial products.

Written consent of Borsa Istanbul must be sought by Partner in order to issue futures, options and contracts for difference (CFD´s) on other exchanges and/or organized markets based on indices using solely Borsa Istanbul data.

Addendum 6 WM Rates

Partner agrees that for the duration of this Agreement and any service provided hereunder, it shall comply with the following terms:

To the extent that Solactive hereunder provides any (a) foreign exchange rates calculated and distributed by the World Markets Company PLC ("WM") (the "Rates") or (b) data resulting from manipulation of, or calculation based upon the Rates (including any averaging calculations) or the combination of the Rates with other data ("Derived Data"), Partner acknowledges that the Rates or parts thereof are exclusively being provided for internal use as part of and in connection with the licenses granted hereunder and for no other independent purpose; in particular, Partner is not permitted to distribute, redistribute or license the Rates or parts thereof.

Form of Index License Agreement

(the “Agreement”)

dated 30 September 2020

by and between

Solactive AG

Platz der Einheit 1

60327 Frankfurt am Main

- hereinafter referred to as "Solactive" -

and

Emles Trust

5323 Anita Street

Dallas, Texas 75206

- hereinafter referred to as "Licensee" -

jointly referred to hereinafter as "Parties" -

Content

§ 1 Index Calculation	3
§ 2 Dissemination of Indices	4
§ 3 Rights in Indices and Index Prices	4
§ 4 Obligations of Parties regarding calculated Indices	4
§ 5 Issuer's Statement	5
§ 6 Trade Mark Rights	5
§ 7 Obligations of Solactive	6
§ 8 Limitation of Liability	6
§ 9 Remuneration	7
§ 10 Taxes	8
§ 11 Term of Agreement	8
§ 12 Termination of Agreement	9
§ 13 Transfer of Solactive’s Rights and Obligations to a Third Party	9
§ 14 Transfer of Duties to Third Parties	9
§ 15 Confidentiality	9
§ 16 Contact	11
§ 17 Final Provisions	12
Addendum 1 Order Schedule	14
Addendum 2 CUSIP	16
Addendum 3 SEDOL	17
Addendum 4 WM Rates	18
Addendum 5 CME	19

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§ 1 Index Calculation

1.	Subject to the provisions of this Agreement, Solactive will continually calculate the Indices set out in the relevant Order Schedule and will continually maintain and disseminate them from (and including), in each case, the relevant Index calculation start date.

2.	Solactive shall use its best efforts to ensure that the Indices are calculated and maintained correctly. Solactive does not have any obligations over and above this regarding the correctness of the index calculation and maintenance; in all other respects § 7 applies.

3.	Solactive may post the current Index composition (Index name, elements and weighting) of certain Indices on the Internet at its due discretion.

4.	Solactive shall maintain the Indices in accordance with the Index guidelines.

5.	Solactive shall use the criteria for compiling and calculating the Indices, and the weighting and the calculation formula, set out in the respective Index guidelines.

6.	Solactive is entitled to develop Index guidelines that provide information on the Indices for investors and other third parties and to publish such guidelines on its websites also.

7.	If there should be unforeseeable circumstances which necessitate an Index adjustment, Solactive shall prepare the adjustment taking account of the stipulations of the Index guideline.

8.	Solactive, in fulfilling its obligations under this Agreement, may, from time to time, rely on certain non-personal data from third parties and in some cases, provide such data to the Licensee (the “Third-Party Data”).

9.	The use of Third-Party Data by the Licensee may, in some cases: (a) be subject to the prior consent of a third-party data provider (each a "Third-Party Data Provider"); (b) require Solactive to disclose the identity of the Licensee to a Third-Party Data Provider; (c) require the Licensee to obtain a separate license with a Third-Party Data Provider; and/or (d) any other action as may be required by a Third-Party Data Provider ((a), (b), (c) and (d) collectively, the "Third-Party Data Requirements"). In each case, Solactive shall inform the Licensee of the Third-Party Data Requirements (the "Third-Party Data Communication"). In the event the Licensee does not wish to comply and/or declares its unwillingness to comply with such Third-Party Data Requirements, Solactive shall not be obligated to fulfil its obligations under this Agreement and may terminate the relevant license granted under this Agreement as well as the entire Agreement by providing the Licensee thirty (30) calendar days written notice from the date of Solactive's Third-Party Data Communication.

10.	Where a Third-Party Data Provider requires the Licensee to enter into an agreement directly with the Third-Party Data Provider in respect of the Third-Party Data, the Licensee shall, upon request of Solactive, supply a copy of such agreement to Solactive (the "Third-Party Data Agreement Request"). If the Licensee fails to provide the applicable agreement or confirmation by the date specified in the Third-Party Data Agreement Request, Solactive shall not be obligated to fulfil its obligations under this Agreement.

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§ 2 Dissemination of Indices

1.	Solactive is entitled and obliged to include and distribute the Indices in a market data dissemination. Dissemination of the Indices entails the prices of the Indices (hereinafter "Index Prices") and the name of the Index. Solactive shall stipulate the technical format of Dissemination and may modify this as required at its own discretion without prior coordination with the Licensee.

2.	To the extent that Indices and the Index Prices which have been disseminated via price marketing activities are used by the contractual Parties under any Market Price Dissemination Agreement or third parties in breach of the provisions of the Price Marketing Agreement for Vendors and Re-vendors this shall not give rise to any claims on the part of the Licensee against Solactive. If Solactive becomes aware of any abuse, it will however endeavor to prohibit it as soon as possible.

3.	Any revenue obtained from the market price dissemination of the Indices and the Index Prices shall inure solely to Solactive.

§ 3 Rights in Indices and Index Prices

1.	The Licensee may not disseminate Indices and Index Prices itself via Vendors or disseminate non-public information provided to it by Solactive internally or externally or grant third parties access to such information. The Licensee is permitted to use and name the Indices in marketing materials and on its own website and to issue financial products, particularly exchange traded funds, linked to the Indices.

2.	As far as possible the Licensee shall make the following statement at the beginning of any written or electronic use of one of the Indices: "Index calculated by Solactive AG". This may take the form of a clearly marked footnote.

3.	At the request of Solactive the Licensee shall provide evidence that the afore-mentioned obligations have been fulfilled. However, Lecensee shall not be subject to any such request or audit more than once in a 12-month period without evidence of noncompliance with § 3(2).

4.	The Licensee shall indemnify and hold harmless Solactive for any claims which may be asserted against Solactive by third parties owing to use of the name Solactive by the Licensee in connection with the use of the Indices or Index Prices, in particular pursuant to § 2 (2) and § 3 (1).

§ 4 Obligations of Parties regarding calculated Indices

1.	As far as is possible and can reasonably be expected each Party shall provide the other on request with all information available to it on the Indices. This obligation to provide information is limited to information and Index Data which are publicly available. In particular it does not include information and data which are classified as operating or business secrets of the Parties or for which one Party is obliged to observe confidentiality for other reasons.

2.	The calculations of the Indices are generated automatically and only monitored by an employee of Solactive during the trading hours of the Stuttgart Stock Exchange (Baden-Württembergische Wertpapierbörse), however at most between 09:00 a.m. to 8:00 p.m. CET. At all other times the calculations are generated automatically without being monitored by a Solactive employee.

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3.	If Solactive notices that it has made an error in calculating the Index it shall notify the Licensee without undue delay, but not later than 24 hours after discovering the error, through the usual information channels and, as far as necessary, shall notify the Licensee as soon as reasonably practicable of any necessary corrections.

§ 5 Issuer's Statement

1.	The Licensee’s regulatory and promotional materials shall under no circumstance give the impression that the financial instruments issued by the Licensee are issued by Solactive. When relevant, these materials shall include the following text or at least material components thereof: "The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument.”

2.	The Licensee and not Solactive is responsible for fulfilling the legal requirements concerning the accuracy and completeness of a securities prospectus for the financial instruments issued by the Licensee.

§ 6 Trade Mark Rights

1.	The Licensee warrants that it is the owner of the trademarks specified in the relevant Order Schedule or that is granted sufficient rights of use in the trade marks to implement this Agreement including the right to grant rights to Solactive as provided for in this Agreement.

2.	The Licensee hereby grants Solactive for the term of the Agreement the non-exclusive and non-transferable right, unrestricted in content, to use the trademarks listed in the relevant Order Schedule subject to the provisions of this Agreement and to extend necessary to fulfil its obligations under this Agreement.

3.	Solactive agrees only to use the trademarks listed in the relevant Order Schedule in their registered form.

4.	As far as technically possible, Solactive shall post a license statement of the trademarks listed in the relevant Order Schedule at the beginning of any written or electronic use. Unless specific circumstances make a different procedure more appropriate the license statement shall take the form of the ® symbol and a footnote explaining that the trade mark is a registered trade mark of the Licensee or a third party. If a particular Index consists of trademarks which have different owners, it is sufficient for the "®" symbol to be used once only at the end of the full name provided that the footnote makes it clear that there is more than one trade mark owner.

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5.	The Licensee shall indemnify Solactive for any claims which may be filed against Solactive by third parties with regard to use of the trademarks listed in the relevant Order Schedule in as far as these are used by Solactive in accordance with the provisions of this Agreement and to the extent necessary to fulfil its obligations under this Agreement.

6.	Where the Licensee does not include any trade mark or deviating trade marks in relation to the index name in the relevant Order Schedule, Licensee hereby warrants by means of an independent guarantee that the index name and its use by Solactive does and will not infringe or otherwise breach any third party trademarks or other third party rights of any kind. The Licensee shall indemnify Solactive from any direct or indirect claims potentially raised against Solactive in that context.

§ 7 Obligations of Solactive

Solactive shall fulfil its contractual obligations, in particular the calculation and dissemination of the Indices with the care of a prudent businessman. Solactive shall only be liable for direct or indirect losses particularly those arising from incorrect calculation and dissemination of the Indices as provided for under § 8.

§ 8 Limitation of Liability

1.	Solactive has unlimited liability for injury to life, body or health; and losses incurred by the Licensee caused by intent. Solactive’s liability for losses of the Licensee caused by gross negligence shall be limited to 100 % of the remuneration already paid over the previous 12 months for the Index which has given rise to the respective loss for each loss occurrence and to 100 % of the remuneration already paid over the previous 12 months for the Index which has given rise to the respective loss for all loss occurrences on aggregate per calendar year. Solactive shall not be liable for losses to the Licensee caused by simple negligence. The Parties agree that incorrect calculation by Solactive of the Index as a result of negligence shall merely constitute simple negligence as opposed to gross negligence unless in an individual case the Licensee proves that the incorrect calculation was the result of gross negligence.

2.	Nothing in this Agreement excludes or limits Solactive’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability. Solactive shall not be liable to Licensee for any indirect or consequential damages, including, but not limited to, lost time, lost money, lost profits or good-will, whether in contract, tort, strict liability or otherwise, and whether or not such damages are foreseen or unforeseen.

3.	The Licensee's claims for compensation shall be subject to a statute of limitations of two years except in the case of liability owing to intent. The limitation period shall begin at the end of the year in which the claim arose and the Licensee gains knowledge of the circumstances giving rise to the claim and the identity of the debtor or would have gained knowledge thereof had if not been committing gross negligence.

4.	Solactive shall not be liable for losses incurred owing to force majeure, unrest, war and natural occurrences or other events for which it is not responsible (e.g. strikes, lock-outs, disruption to transport, orders issued by domestic and foreign authorities not caused by culpable conduct) or disruptions to technical installations such as the IT system which have not been caused by culpable conduct. Force majeure shall also include computer viruses or attacks on IT systems by hackers provided that suitable precautionary measures have been taken and Solactive did not act in a culpable manner in making the virus or hacker attack possible.

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5.	Licensee shall take all reasonable steps to mitigate the losses and damages it incurs in relation to any claim or action which it brings against Solactive. A breach of this duty may lead to a reduction of the claim for damages of Licensee against Solactive.

6.	Solactive does not accept liability for losses of any type whatsoever caused to the Licensee or third parties in connection with the issue, marketing, quoting, trade or advertising of the financial instruments issued by the Licensee. The Licensee indemnifies Solactive in this respect for any third party claims provided that Solactive did not cause these intentionally or by way of gross negligence.

§ 9 Remuneration

1.	The Licensee shall pay remuneration in return for calculation, maintenance and dissemination of the Indices from (and including) the Index Calculation Start Date set out in the applicable Order Schedule in accordance with the remuneration schedule set out in the present Section 9 in conjunction with the applicable Order Schedule plus value added tax at the applicable statutory rate as provided for in § 10 below. For the purposes of determining the remuneration, it does not matter whether the transactions are private placements or OTC which do not have an ISIN.

2.	In case of inflation in Europe, the fixed remuneration will be adjusted annually depending on the 12 months average performance of the Harmonized Index of Consumer Prices (HICP) – All items of the Euro area, published by Eurostat on a monthly basis on their website: http://epp.eurostat.ec.europa.eu/portal/page/portal/hicp/data/main_tables. The relevant month will be November which is published by Eurostat in December of each year.

3.	If agreed between the Parties, regular reporting to Solactive on the financial instruments issued will be necessary so that the remuneration can be calculated and billed.

4.	The issues shall be reported quarterly by the seventh trading day (according to the trading calendar of the Stuttgart Stock Exchange) of the month following a quarter’s end (“Reporting Deadline”).

5.	If the remuneration for an index is calculated on the basis of the average assets under management, the average assets under management must be reported as well as the frame data of the financial instruments which refer to the corresponding Index.

6.	The agreed fixed remuneration will be charged annually in advance.

7.	The agreed variable remuneration will be charged per calendar quarter. Remuneration will be due for each calendar month for each Index. This remuneration shall be the product of

a)	the average assets under management of a financial instrument issued on the basis of the respective Index during the month and
b)	the remuneration per annum shown in the applicable Order Schedule in basis points divided by 12.

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8.	In the case a security has not been outstanding over an entire month, the remuneration is reduced respectively.

9.	Variable remuneration will be charged to the Licensee as soon as the data has been reported and evaluated.

10.	If the regular Reporting Deadline has expired and the Licensee has not submitted the outstanding report to Solactive by the end of the next reporting deadline following the expired reporting deadline despite having been sent a reminder, Solactive may make a provisional estimate of the remuneration due at its due discretion using suitable criteria (such as data reported for the previous months) and charge this to the Licensee as an advance on the actual amount due. This shall have no effect on the right to terminate without notice.

11.	Solactive shall issue an invoice annually in advance for fixed remunerations due and quarterly in retrospect for variable remunerations due. All invoices shall be due within 30 days of receiving the invoice, at which time Partner may be subject to a default interest of nine percentage points per annum above the respective base interest rate as announced by the Deutsche Bundesbank in the Federal Gazette shall be due calculated as of delivery of the invoice, and Solactive is entitled to claim a lump sum amounting to 40 Euro. This shall have no effect on Solactive’s right to reimbursement of any default loss over and above this.

12.	The Parties agree that there shall be no entitlement to remuneration over and above that set out in the applicable Order Schedule or to reimbursement of expenses or costs.

§ 10 Taxes

1.	The Licensee shall pay any applicable value-added, sales, goods and services or similar taxes that Solactive might be required to charge and remit. The Licensee shall not be responsible for taxes payable by Solactive, if and to the extent that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Solactive.

2.	The Licensee shall make all payments to be made by it without deduction of any taxes, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Licensee, the amount of the payment due from the Licensee shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

3.	The Parties will reasonably cooperate with each other to determine and minimize their respective tax liabilities. Solactive will cooperate with the Licensee’s reasonable requests for tax-related information and documents.

§ 11 Term of Agreement

1.	This Agreement takes effect when it has been signed by both Parties.

2.	This Agreement is effective for an indefinite term.

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§ 12 Termination of Agreement

1.	Except as otherwise expressly provided in any applicable Order Schedule, each license shall be effective on and from the index calculation start date set forth in the applicable Order Schedule and shall continue for an initial period of two (2) years (the “License Initial Term”) and thereafter shall automatically renew for successive periods of one (1) year (each a “License Renewal Term” and together with the License Initial Term, the “License Term”).

2.	A license may be terminated by either Party by providing written notice to the other Party at least one hundred and twenty (120) calendar days prior to the earlier of the end of: (a) the License Initial Term; or (b) a License Renewal Term.

3.	Each party may also terminate this Agreement without notice for good cause. Good cause shall be deemed present, in particular, if the other party to the Agreement is in breach of material contractual obligations and if such party does not put an end to the breach within a reasonable deadline set in writing despite a formal warning. Inter alia there is a breach of material contractual obligations if a third party asserts a right with regard to a trade mark which falls under the subject of the Agreement. The Licensee shall report this to Solactive unrequested.

4.	Instead of terminating the entire Agreement for good cause the Parties may also prohibit the calculation of individual Indices by way of partial termination, allowing the rest of the Agreement to continue to apply.

5.	Solactive has a special termination right allowing it to terminate this Agreement in whole or in part without notice if the costs in one calendar quarter to Solactive for necessary use of the data of the stock exchanges in connection with calculation of an Index increase to such an extent that they exceed the remuneration received by Solactive pursuant to § 9 in the same period for this Index.

6.	Any termination declarations associated with this Agreement shall be made in writing.

§ 13 Transfer of Solactive’s Rights and Obligations to a Third Party

At the request of Solactive the Licensee is obliged to consent to this Agreement being transferred to a third party. This obligation shall not apply if there are cogent reasons associated with the identity of the third party which preclude such consent and if such reasons make it unreasonable to expect the Licensee to consent to such third parties assuming this Agreement, even if the interests of Solactive are taken into account.

§ 14 Transfer of Duties to Third Parties

Solactive may use third parties as vicarious agents. This includes in particular companies which take decisions jointly with Solactive on the composition and amendments to the composition of the Indices

§ 15 Confidentiality

1.	The Parties shall use all matters, facts and information concerning the Parties (hereinafter "Confidential Information") solely for the purposes described in this Agreement and shall treat such Confidential Information confidentially unless they are required to disclose it by statute. This applies in particular to the amount of remuneration due under this Agreement and to the content of this Agreement. The Parties shall impose this confidentiality obligation on any vicarious agents, members of corporate bodies, employees or advisers who are given access to the Confidential Information. In so doing, the Parties shall ensure, to the extent admissible under employment law, that the confidentiality obligation imposed on the employees shall continue to apply in the event that employees leave the services of a party under obligation during the term of this confidentiality obligation. If Confidential Information is disclosed to third parties the other party shall be informed without undue delay.

9

2.	These confidentiality obligations shall apply for the term of this Agreement and for a five-year period after it has ended or after complete fulfilment of Solactive’s obligations under this Agreement.

3.	This confidentiality obligation shall not apply to such information which can be proved to have been

a)	known to the recipient prior to communication,

b)	publicly known at the time of communication,

c)	publicly known after its communication without the recipient being responsible for this,

d)	made available to the recipient by a third party by lawful means after communication and without restriction with respect to confidentiality or use,

e)	developed by the recipient independently prior to communication.

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§ 16 Contact

Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be addressed as follows:

Solactive:

Solactive AG

Platz der Einheit 1

60327 Frankfurt am Main

Germany

Attn.:	Legal Department
Telephone:	+49 69 719 160 393
Fax:	+49 69 719 160 25
E-Mail:	legal@solactive.com

Licensee:

Emles Trust

5323 Anita Street

Dallas, Texas 75206

Attn.:	Alexa Bonaros
Telephone:	332-217-0122Fax:
E-Mail:	alexa.bonaros@emles.com

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§ 17 Final Provisions

1.	The place of performance and fulfillment is the registered office of Solactive.

2.	This Agreement shall be governed by the laws of the Federal Republic of Germany. The sole place of jurisdiction shall be Frankfurt am Main.

3.	If Licensee receives CUSIPs or CGS ISINs as part of this Agreement, Addendum 2 applies. These terms are mandated by CUSIP Global Services and may not be altered by Licensee.

4.	If Licensee receives SEDOL codes as part of this Agreement, Addendum 3 applies. These terms are mandated by London Stock Exchange and may not be altered by Licensee.

5.	If the Indices are comprised of Rates provided by the World Markets Company PLC, Addendum 4 applies. These terms are mandated by the World Markets Company PLC and may not be altered by Licensee.

6.	If Licensee receives data from the Chicago Mercantile Exchange Inc. (the “CME“), Addendum 5 applies. The terms are mandated by the CME and may not be altered by Licensee.

7.	Amendments to the Agreement and collateral agreements must be in writing to be valid. This also applies to any agreement waiving or restricting the written form requirement pursuant to sentence 1 of this § 18(9). No oral collateral agreements have been made. The terms set out in Addendum 2, Addendum 3, Addendum 4 and Addendum 5 collectively referred to as “Third-Party Passthrough Language”.

8.	The Licensee shall indemnify and hold harmless Solactive from and against any and all judgments, damages, expenses, settlements, liabilities, and other out-of-pocket costs (including reasonable attorneys' and experts' fees and disbursements) resulting from or arising out of a third-party claim resulting from or in connection with: (i) the Licensee’s non-compliance with the Third-Party Passthrough Language; and/or (ii) consents and/or licenses set out in Section 1(9) of this Agreement.

9.	If an individual provision of this Agreement should be or become invalid this shall not affect the validity of the other provisions. The invalid provision shall be replaced by a valid provision which as far as possible shall reflect the economic intent of the invalid provision. The same shall apply if this Agreement contains a lacuna. This shall be remedied by a clause which reflects the original intention of the Parties or what they would have intended had they been aware of the lacuna.

10.	This Agreement shall be read and construed, in respect of each Index, in conjunction with the relevant Order Schedule. In the case of any discrepancy between an Order Schedule and this Agreement, the terms of the Order Schedule will prevail.

11.	The Addenda named in this Agreement constitute an integral part of it.

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Addendum 1: Order Schedule

Addendum 2: CUSIP

Addendum 3: SEDOL

Addendum 4: WM Rates

Addendum 5: CME

Sign for and on behalf of Solactive AG	Sign for and on behalf of Emles Trust
Frankfurt am Main,	Dallas,

___________________________	_______________
Alexa Bonaros, VP

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Addendum 1 Order Schedule

[TEMPLATE]

ORDER SCHEDULE

This Order Schedule (the “Order Schedule”) is dated as of [DD MMMM YYYY] (the “Order Schedule Effective Date”) between Solactive AG (“Solactive”) and [Account Name (Contracting)] (the “[Contracting Party Reference]” and together, the “Parties”) relating to the [Master Agreement Type] dated as of [DD MMMM YYYY] as amended from time to time between Solactive and [Account Name (Main)] (the “Agreement”).

The [Contracting Party Reference] is an Authorized Affiliate (as defined in the Agreement) of [Account Name (Main)] and wishes to procure services from Solactive under the Agreement by entering into and executing this Order Schedule. The [Contracting Party Reference] shall be deemed to be the “[Client Reference]” under this Order Schedule and the Agreement (in respect of this Order Schedule only).

The [Contracting Party Reference] represents to Solactive that it has the authority to enter into, deliver and perform the obligations under this Order Schedule.

This Order Schedule (the “Order Schedule”) is dated as of [●] (the “Order Schedule Effective Date”) between Solactive AG (“Solactive”) and [●] (the “Licensee” and together, the “Parties”) relating to the License Agreement dated as of [●] as amended from time to time between Solactive and [●] (the “Agreement”).

The terms and conditions of the Agreement are incorporated herein by reference. This Order Schedule shall be read and construed in accordance with the Agreement. Capitalized terms used but not otherwise defined in this Order Schedule shall have the meanings ascribed to such terms in the Agreement. In the event of any inconsistency between the terms and conditions set forth in the Agreement and in this Order Schedule, the terms and conditions set forth in this Order Schedule shall prevail.

1 PRODUCT DETAILS

The following table sets forth the Index/Indices covered under this Order Schedule:

Ref. No.	Index	ISIN	Reuters Instrument Code (RIC)	Bloomberg Ticker
1

2 REMUNERATION

The following table sets forth the Remuneration payable by the Licensee under this Order Schedule:

Ref. No.	Service Description	Service Category	Start Date	Billing Type	Currency	Fixed Remuneration	Variable Remuneration (in bps)	Minimum Fee	Maximum Fee	Additional Detail(s)/Special Arrangement(s)
1				Annual Fee
One-Off Fee
Annual Fee

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3 LICENSE DETAILS

Subject to the Agreement, Solactive grants to the Licensee a license to use each Index listed in Section 1 of the Order Schedule for the purpose(s) as set out below:

[●]

Sign for and on behalf of Solactive AG	Sign for and on behalf of [●]

[TEMPLATE no need to sign]

___________________________	___________________________

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Addendum 2 CUSIP

If Licensee receives CUSIPs or CGS ISINs as part of this Agreement, the following terms apply:

a)	Licensee agrees and acknowledges that the CUSIP Database and the information contained therein is and shall remain valuable intellectual property owned by, or licensed to, CUSIP Global Services (“CGS”) and the American Bankers Association (“ABA”), and that no proprietary rights are being transferred to Licensee in such materials or in any of the information contained therein. Any use by Licensee outside of the clearing and settlement of transactions requires a license from CGS, along with an associated fee based on usage. Licensee agrees that misappropriation or misuse of such materials will cause serious damage to CGS and ABA and that in such event money damages may not constitute sufficient compensation to CGS and ABA; consequently, Licensee agrees that in the event of any misappropriation or misuse, CGS and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CGS and ABA may be entitled.

b)	Licensee agrees that Licensee shall not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. Licensee further agrees that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers for itself or any third party recipient of such service and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, DB, INTERNET, ELECTRONIC, CD-ROM Services and/or any other future services developed by the CGS.

c)	NEITHER CGS, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED TO LICENSEE ON AN “AS IS” BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS. NEITHER CGS, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CGS, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE EXCEED THE FEE PAID BY LICENSEE FOR ACCESS TO SUCH MATERIALS IN THE MONTH IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CGS AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL.

Licensee agrees that the foregoing terms and conditions shall survive any termination of its right of access to the materials identified above.

Licensee acknowledges that the CUSIP Database is proprietary to CGS and the ABA (“CGS Data”) and Solactive has an obligation toward CGS to disclose to it the identities of its customers that receive CGS Data. As such, Licensee authorizes Solactive to disclose to CGS the identity of Licensee as a customer of Solactive that receives CGS Data. Once Solactive discloses the identity of Licensee to CGS, CGS may require that the Licensee obtains an appropriate license directly with CGS in order to receive CGS Data via Solactive.

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Addendum 3 SEDOL

Licensee agrees that for the duration of this Agreement and any license granted hereunder, it shall comply with the following terms:

The services provided by Solactive under this Agreement contain SEDOL Masterfile® data sourced from the London Stock Exchange®. It is the obligation of Licensee to ensure they have the appropriate license in place with the London Stock Exchange to receive this data. Solactive is required to provide Licensee´s contact information to the London Stock Exchange to allow verification of the license status. Solactive is required to exclude SEDOL Masterfile® data from the services provided under this Agreement until such time as the London Stock Exchange confirms that permission has been granted to do so. The London Stock Exchange may require Solactive to cease the provision of the SEDOL Masterfile® data if requested to do so by the London Stock Exchange where Licensee is in breach of its license with the London Stock Exchange.

SEDOL Masterfile® is a registered trademark of the London Stock Exchange plc.

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Addendum 4 WM Rates

Licensee agrees that for the duration of this Agreement and any license granted hereunder, it shall comply with the following terms:

To the extent that Solactive hereunder provides any (a) foreign exchange rates calculated and distributed by the World Markets Company PLC ("WM") (the "Rates") or (b) data resulting from manipulation of, or calculation based upon the Rates (including any averaging calculations) or the combination of the Rates with other data ("Derived Data"), Licensee acknowledges that the Rates or parts thereof are exclusively being provided for internal use as part of and in connection with the licenses granted hereunder and for no other independent purpose; in particular, Licensee is not permitted to distribute, redistribute or license the Rates or parts thereof.

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Addendum 5 CME

If data from the Chicago Mercantile Exchange Inc. (the “CME“) is included in an Index, without limitation to the Agreement, the following provisions shall apply with respect to CME data ONLY:

The Licensee:

(a)	understands and acknowledges that the Index is calculated based, in whole or in part, on certain information provided by CME;
(b)	agrees that it shall not modify, adapt, reverse engineer, deconstruct, or decompose the Index, into a format that is, resembles or otherwise acts as substitute for, the information provided by CME in the construction of the Index;
(c)	acknowledges all intellectual property rights in the underlying information used to construct the Index, provided by CME, shall reside with CME;
(d)	acknowledges that it has no rights to CME information, including with respect to the intellectual property rights;
(e)	must maintain all records and provide all information required by Solactive to meet Solactive’s record-keeping, reporting and payment obligations to CME; and
(f)	agrees that in addition to any other remedy, Solactive may immediately suspend or terminate distribution of an Index to Licensee, if Solactive is required by CME to do so for any reason.

The Licensee shall not use any Index that is calculated based, in whole or in part, on certain information provided by CME for purposes of creating, distributing, settling, providing liquidity for or maintaining any: (i) contracts for difference, binary option, spread bet product or related product; (ii) futures contract; or (iii) options on futures contract.

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